Hillary CPA Group

Certified Public Accountants

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT CONSENT

We consent to the use of our report dated May 12, 2014 relating to the financial statements of Boomer Ventures, Inc. that are included in the Company's quarterly report on Form 10-Q for the quarter ended April 30, 2014.

Dated: June 6, 2014

/s/ David Lee Hillary

________________________________

David Lee Hillary, Jr.

5797 East 169th Street

Noblesville, IN

46062 317-222-1416